EXHIBIT 99.1

FirstEnergy Corp.                               For Release: February 19, 2004
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                             Investor Contact:
Kristen Baird                                   Kurt Turosky
(330) 761-4261                                  (330) 384-5500

                        FIRSTENERGY REPORTS 2003 EARNINGS

          FirstEnergy Corp. (NYSE: FE) today reported that earnings for 2003 on a non-GAAP(*) basis were $735.9 million, or basic earnings per share of common stock of $2.42 ($2.41 diluted), before discontinued operations, the cumulative effect of a change in accounting, unusual items, and costs associated with the extended outage at Davis-Besse. Including those items, 2003 GAAP earnings were $422.8 million, or basic and diluted earnings per share of $1.39.

         This compares with restated 2002 earnings of $552.8 million, or basic earnings per share of $1.89 ($1.88 diluted), on a GAAP basis. The restatement reflected implementation of changed accounting treatments regarding the recovery of transition assets in Ohio and recognition of above-market values of certain leased generation facilities.

         Total revenues for 2003 were $12.3 billion, compared with $12.0 billion in 2002. Total generation sales for the year increased 8.3 percent. Total electric distribution deliveries were unchanged.


             2003 Non-GAAP Earnings Reconciliation - After-Tax Amounts

                                                                   Basic
                                          Amount in Millions  Earnings Per Share
                                          ------------------  ------------------
Earnings Before Unusual Items                  $ 735.9             $ 2.42
Claim Settlement                                  99.1               0.33
Davis-Besse Impacts                             (170.3)             (0.56)
JCP&L Rate Case Disallowance                    (109.3)             (0.36)
Asset Impairments                               (124.8)             (0.41)
Other                                           (  8.6)             (0.03)
                                               -------             ------
Income Before Discontinued
Operations and Accounting Change               $ 422.0             $ 1.39
Discontinued Operations                         (101.3)             (0.33)
Cumulative Effect of Accounting Change           102.1              0.33
                                               -------             ------
Net Income                                     $ 422.8             $ 1.39


          "We faced a number of challenges in 2003. With most of those behind us, we are committed to delivering a strong performance in 2004. With a sound and disciplined strategy and a renewed focus on execution, we expect to achieve 2004 earnings ranging from $2.70 to $2.85 per share on a non-



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GAAP basis, which excludes  incremental  Davis-Besse costs and unusual charges,"
said Senior Vice President and Chief Financial Officer Richard H. Marsh.

         FirstEnergy's 2003 earnings were impacted by $289 million of maintenance and replacement power expenses related to the extended outage at the company's Davis-Besse Nuclear Power Station - reducing net income by $170 million, or $0.56 per share of common stock. On February 12, subsidiary FirstEnergy Nuclear Operating Company requested Nuclear Regulatory Commission authorization to return the plant to safe and reliable service.

         Other major factors that reduced FirstEnergy's 2003 earnings included: the adverse impact of disallowed costs related to a rate decision for its Jersey Central Power & Light (JCP&L) subsidiary, which lowered earnings by $109 million ($0.36 per share); an $80.9 million ($0.27 per share) after-tax, non-cash goodwill impairment charge that reduced the carrying value of FirstEnergy's electrical and mechanical contracting companies; and $126.5 million ($0.42 per share) of after tax, non-cash charges related to FirstEnergy's divestiture of interests in assets in Argentina, Bolivia and Colombia.

         Also affecting the company's 2003 results were an increase in energy delivery costs, primarily due to storm restoration expenses and accelerated spending to improve service reliability; higher nuclear production costs related to three refueling outages completed during the year; and higher pension and other employee benefit costs.

          Partially offsetting those cost increases were net after-tax proceeds of $99.1 million, or $0.33 per share, from the sale of FirstEnergy's settled claim against NRG Energy, Inc., related to the never-completed sale of four FirstEnergy power plants and reduced depreciation and amortization expenses. Also, net income for 2003 was increased by $102.1 million, or $0.33 per share, from the cumulative effect of a change in accounting due to a new accounting standard for asset retirement costs.

         For the fourth quarter of 2003, FirstEnergy reported earnings of $136.2 million, or basic earnings per share of $0.42 ($0.41 diluted) on a non-GAAP basis, before the impact of costs associated with Davis-Besse's extended outage, charges related to discontinued operations and other unusual items. Including those items, fourth quarter GAAP earnings were $109.4 million, or basic and diluted earnings of $0.33 per share, compared with a restated loss of $0.20 per share of common stock in the fourth quarter of 2002.


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     Fourth Quarter 2003 Non-GAAP Earnings Reconciliation - After-Tax Amounts

                                                                  Basic
                                       Amount in Millions   Earnings Per Share
                                       ------------------   ------------------
Earnings Before Unusual Items               $136.2                 $0.42
Claim Settlement                              99.1                  0.30
Davis-Besse Impacts                          (38.3)                (0.12)
JCP&L Rate Case Disallowance                 ( 8.0)                (0.02)
Asset Impairments                            (34.8)                (0.11)
Other                                        ( 8.6)                (0.03)
                                            ------                 -----

Income Before Discontinued Operations       $145.6                 $0.44
Discontinued Operations                     ( 36.2)                (0.11)
                                            ------                 -----
Net Income                                  $109.4                 $0.33



         Total electric generation sales for the quarter declined 7.4 percent, reflecting a 13-percent reduction in wholesale transactions and a 5-percent reduction in retail generation sales, which was attributed to a higher number of customers choosing alternative generation suppliers. Distribution deliveries to franchise customers were off by 1.7 percent, reflecting the effect of milder weather conditions on residential customer usage in the fourth quarter of 2003. Total revenues for the fourth quarter were $2.8 billion, compared with $3.0 billion in the year-earlier quarter.

         FirstEnergy's divestiture of its holdings in Bolivia and Colombia, and the company's recent sale of its 20.1 percent stake in Aquila Sterling Limited - the parent company of Avon Energy Partners Holdings and Midlands Electricity - marked the successful completion of the company's program to divest the international assets acquired through the 2001 merger with the former GPU.

         During the year, FirstEnergy improved its financial flexibility through an aggressive program of debt reduction and refinancings. The company reduced debt and preferred stock by $1.9 billion, which along with refinancing activities during the year, is expected to produce annualized interest savings of approximately $155 million.

          For the year 2003, average common shares outstanding totaled 303.6 million, compared with 293.2 million in 2002. This increase reflects 32.2 million additional shares from FirstEnergy's common equity issuance in September of 2003.

         FirstEnergy's Consolidated Report to the Financial Community - which includes financial results for the fourth quarter - is posted on the company's Internet site - ww.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; and energy management and other energy-related services.


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(*) This  news  release  contains  non-GAAP  financial  measures.  Generally,  a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations, availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission), inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, a denial of or material change to the Company's Application related to its Rate Stabilization Plan, and other factors discussed from time to time in FirstEnergy's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2002, its Form 10-Q for the quarter ended September 30, 2003 and under "Risk Factors" in the Prospectus Supplement dated September 12, 2003 to the Prospectus dated August 29, 2003 (which was part of the Registration Statement-SEC File No. 333-103865) and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.


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